Exhibit 99.2

[Letterhead of Griffon Corporation]

[date]

[name]

[address]

Dear [name]:

This letter confirms that, pursuant to the Griffon Corporation 2011 Equity Incentive Plan (the “Plan”) you have been granted            restricted shares (the “Award”) by Griffon Corporation (the “Company”) with a grant date of            (the “Grant Date”).

This Award is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control.  Unless otherwise stated herein, capitalized terms used herein have the meanings set forth in the Plan.

Except as otherwise provided in this letter, subject to your continued service with the Company or its Subsidiaries, the restrictions on your Award shall lapse with respect to all shares subject to the Award on [insert time-based and any other vesting conditions].  Notwithstanding the foregoing, upon [insert any terms providing for vesting in connection with termination of employment], the restrictions on your Award shall immediately lapse.

Any dividends paid with respect to the shares of Common Stock underlying your Award shall be subject to the same restrictions as your Award and will be delivered to you if and when the restrictions on your Award lapse.

Unless otherwise determined by the Committee or as set forth above, upon your termination of service with the Company or its Subsidiaries for any reason prior to the lapse of the restrictions on your Award, your Award shall be immediately forfeited on such date with no further compensation due to you.

The restricted shares granted to you will be issued, subject to the terms and provisions of the Plan and this letter, into your name in book entry registration form.  Book entry is a system whereby your ownership is duly recorded and no physical stock certificate is delivered.  At all times you will be the registered owner of the restricted shares, subject to the applicable vesting conditions being satisfied.

At such time as the restrictions lapse, you must make appropriate arrangements with the Company concerning withholding of any taxes that may be due with respect to such Common Stock.  You may tender cash payment to the Company in an amount equal to the required withholding or request the Company retain the number of shares of Common Stock whose fair market value equals the amount to be withheld.  As promptly thereafter as possible, the Company will issue to you the shares released from restrictions and release any related dividend amounts payable to you in connection with such restriction lapse.

The Company may impose any additional conditions or restrictions on the Award as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws.  The Company shall not be obligated to issue or deliver any shares if such action violates any provision of any law or regulation of any governmental authority or national securities exchange.

The Committee may amend the terms of this Award to the extent it deems appropriate to carry out the terms of the Plan.  The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Committee.

Nothing in this letter shall confer on you the right, express or implied, to continue in the service of the Company or its Subsidiaries or interfere in any way with the absolute right of the Company or its Subsidiaries to terminate your service at any time.

Please sign and return a copy of this agreement to the Company’s Senior Vice President and Chief Administrative Officer designating your acceptance of this Award.  This acknowledgement must be returned within thirty (30) days;

otherwise, the Award will lapse and become null and void.   Your signature will also acknowledge that you have received and reviewed the Plan and that you agree to be bound by the applicable terms of such document.

Very truly yours,

GRIFFON CORPORATION

By:
Name: Patrick L. Alesia
Title: SVP, Chief Administrative Officer

ACKNOWLEDGED AND ACCEPTED

[name]

Dated:

Enclosure	(Copy of Plan)